Exhibit 3.1

ARTICLES OF INCORPORATION

OF

MESA LABORATORIES, INC.

Mesa Laboratories, Inc., a corporation organized and existing under the laws of the State of Colorado (the “Corporation”), hereby certifies that:

The present name of the Corporation is Mesa Laboratories, Inc. The Corporation was incorporated under the name “Mesa Medical Inc.” by the filing of its original Articles of Incorporation with the Secretary of State of the State of Colorado on March 25, 1982.

These Amended and Restated Articles of Incorporation of the Corporation, which restate and integrate and also further amend the provisions of the Corporation’s Articles of Incorporation, were duly adopted in accordance with the provisions of Section 7-110-103 of the Colorado Business Corporation Act (the “CBCA”).

The Articles of Incorporation of the Corporation are hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE ONE
NAME

The name of the Corporation is Mesa Laboratories, Inc.

ARTICLE TWO
OBJECTS, PURPOSES AND POWERS

The nature of the business, and objects or purposes proposed to be transacted, promoted or carried on of the Corporation is to engage in any lawful acts and activities for which corporations may be organized under the CBCA.

ARTICLE THREE
DURATION

The Corporation shall have perpetual existence.

ARTICLE FOUR
CAPITAL STOCK

The amount of authorized capital stock of the Corporation is twenty five million (25,000,000) shares of common stock, each share having no par value, and one million (1,000,000) shares of preferred stock, each share having no par value. All shares of common stock when issued shall be fully paid and nonassessable, and the private property of shareholders shall not be liable for corporate debts. The preferred stock may be issued in such series and with such variations of relative rights and preferences as between series and classes as the Board of Directors may determine from time to time.

ARTICLE FIVE
RIGHTS OF SHAREHOLDERS

The rights and privileges relating to the shares of capital stock named in Article Four hereof shall be as follows:

5.1    No shareholder of the Corporation shall have any preemptive or similar right to acquire any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

5.2    Each shareholder of record shall have one vote for each share standing in his or her name on the books of the corporation and entitled to vote, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

5.3    All outstanding shares of common stock shall share equally in dividends and upon liquidation. Dividends are payable at the discretion of the Board of Directors at such times and in such amounts as they deem advisable, subject, however, to the provisions of the laws of the State of Colorado.

5.4    The Board of Directors may cause any stock issued by the corporation to be issued subject to such lawful restrictions, qualifications, limitations or special rights as they deem fit, which restrictions, qualifications, limitations or special rights may be created by provisions in the Bylaws of the corporation or in the minutes of any properly convened meeting of the Board of Directors; provided, however, notice of such special restrictions, qualifications, limitations or special rights must appear on the certificate evidencing ownership of such stock.

ARTICLE SIX
DIRECTORS

The affairs of the corporation shall be governed by a Board of not less than three (3) nor more than nine (9) Directors as the Bylaws may determine from time to time, and who shall be elected in accordance with the Bylaws of the corporation. The organization and conduct of the Board shall be in accordance with the following:

6.1    Directors of the corporation need not be residents of Colorado nor holders of shares of the corporation’s capital stock.

6.2    Meetings of the Board of Directors, regular or special, may be held within or without Colorado upon such notice as may be prescribed by the Bylaws of the corporation. Attendance of a Director at a meeting shall constitute a waiver by him of notice of such meeting unless he attends only for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

6.3    A majority of the number of Directors at any time constituting the Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

6.4    By resolution adopted by a majority of the number of Directors at any time constituting the Board of Directors, the Board of Directors may designate two or more Directors to constitute an executive committee which shall have and may exercise, to the extent permitted by law or in such resolution, all of the authority of the Board of Directors in the management of the corporation; but the designation of any such committee and the delegation of authority thereto shall not operate to relieve the Board of Directors or any member thereof of any responsibility imposed on it or him by law.

6.5    Any vacancy in the Board of Directors, however caused, may be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

6.6    The Board of Directors may, from time to time and to the extent permitted by law, authorize a distribution to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, of a portion of the corporate assets, in cash or property.

ARTICLE SEVEN
PLACE OF BUSINESS AND REGISTERED AGENT

The principal office and the principal place of business of the Corporation initially shall be located in the County of Arapahoe, State of Colorado. The Board of Directors may, however, from time to time establish such other offices, branches, subsidiaries or divisions in such other place or places within or without the State of Colorado as it deems advisable. The address of the Corporation’s registered office in Colorado for the purposes of the Colorado Business Corporation Act, as amended, shall be 1100 W. 6th Avenue, Lakewood, Colorado 80228, and the name of the Corporation’s registered agent shall be John Sakys.

ARTICLE EIGHT
OFFICERS

The officers of the Corporation shall consist of a President, one or more Vice-Presidents as may be prescribed by the Bylaws of the Corporation, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors at such time and in such manner as may be prescribed by the Bylaws of the Corporation. Any two or more offices may be held by the same person, except the offices of President and Secretary.

ARTICLE NINE
BYLAWS

The Board of Directors shall have the power to make and adopt such Bylaws for the government of the Corporation not inconsistent with the laws of the State of Colorado for the purpose of regulating and carrying on the business of the Corporation within the scope of its objects and purposes; and the Board of Directors from time to time may change, alter or amend the same as may be beneficial to the interests of the Corporation.

ARTICLE TEN
MEETINGS OF SHAREHOLDERS

Meetings of shareholders of the Corporation shall be held at such place within or without the State of Colorado and at such times as may be prescribed in the Bylaws of the Corporation. Special meetings of the shareholders of the Corporation may be called by the President of the Corporation, the Board of Directors, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. At the meeting of the shareholders, except to the extent otherwise provided by the Bylaws or by law, a quorum shall consist of not less than a majority of the shares entitled to vote at the meeting; and, if a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote thereat shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by law.

ARTICLE ELEVEN
EXCULPATION OF DIRECTORS

A director of this corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for any action taken, or failure to take any action, as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of Section 7-108-405 of the Colorado Business Corporation Act or (iv) an intentional violation of criminal law.

If the Colorado Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

Any repeal or modification of the foregoing provisions of this Article Eleven by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation in respect of any acts or omissions of such director occurring prior to the time of such repeal or modification.

ARTICLE TWELVE
VOTE REQUIRED

When the laws of Colorado require that, in the absence of a contrary provision in this Corporation’s articles of incorporation, the vote or concurrence of the holders of two-thirds (or some other portion in excess of a majority) of the Corporation’s outstanding shares that are entitled to vote on the matter, or the vote of the holders of two-thirds (or some other portion in excess of a majority) of any class or series of the Corporation’s shares, is required to approve a matter, then in each such case, the portion of the holders of the Corporation’s outstanding shares or of any class or series of the Corporation’s shares that must approve the action shall be a majority.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 25th day of August, 2023.

/s/ John V. Sakys
John V. Sakys
Vice President and Chief Financial Officer

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